Camber Energy, Inc. 8-K

Exhibit 99.1

Camber Energy, Inc. CEO Letter to Shareholders

San Antonio, Texas, April 5, 2018 Letter from Richard N. Azar, II, the CEO of Camber Energy, Inc. (Camber or the Company) to the Camber Shareholders

To Our Shareholders:

Following the conclusion of the Company’s fiscal year last week, I wanted to take this opportunity to update you on the state of the Company’s business.

To that end, to date, the Company has met or exceeded nearly every operational milestone we have set out with very few exceptions. When I assumed the role of interim-CEO, the Company’s primary objectives were to increase its asset base and associated revenues and decrease the Company’s liabilities.

With that in mind, let’s turn to our operating results.

In our effort to increase our asset base and cash flow, we completed the acquisition of nine wells in Okfuskee County, Oklahoma, in January 2018. These assets were heavily discounted as there was only one well on production with minimal output. Since we closed the acquisition, we have reworked and put into production another four wells. Within the next thirty days, funding permitting, we expect an additional four wells to come on line. At that time, we expect our production to increase by over 50%.

Additionally, the Company is evaluating other workover opportunities in its Coyle field as well as in other areas nearby.

In March 2018, the Company completed its Panhandle acquisition in Hutchinson County, Texas. This acquisition includes 45 wells that can be worked over as well as 9 salt water disposal wells and related infrastructure to handle production. The Company has been working on regulatory and permitting issues since closing and began the workover program earlier this week.

These acquisitions, as well as our leasing program, are all consistent with the Company’s goal of finding undervalued assets, reworking downed equipment, and maximizing efficiency to increase production and associated revenues.

In conjunction with our efforts to increase revenue, we are also working to cut our operating expenses by selling non-core assets that are a drag on our business. During the third fiscal quarter we sold the CATI subsidiary which eliminated that operational burden and reduced our overall Company debt by approximately $8 million.

Cash flow continues to be our major focus, but in January 2018, the Company resumed paying principal and interest on its bank loan with the International Bank of Commerce with the objective to pave the way to negotiate a modification and extension of the loan consistent with our operating cash flow and available financing. We are in active negotiations, but have no assurance we will be successful in these negotiations.

Overall, I am happy with the progress the Company has made in increasing its assets and reducing its debts and I am extremely proud of the work performed by our management and staff in reaching these initial goals. While we still face very real challenges with our financing and cash flow needs, we continue to focus our short term strategy on addressing these needs. I realize this is a challenging time for our company and our shareholders, and I am grateful for your patience and support.

/s/ Richard N. Azar, II

Richard N. Azar, II

CEO

Safe Harbor Statement and Disclaimer

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward-looking words including “will,” “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements. Although Camber believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks inherent in natural gas and oil drilling and production activities, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks with respect to natural gas and oil prices, a material decline which could cause Camber to delay or suspend planned drilling operations or reduce production levels; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices; risks relating to unexpected adverse developments in the status of properties; risks associated with the conditions to closing required to be met to obtain all but the initial $7 million due pursuant to the terms of the Stock Purchase Agreement; risks relating to the absence or delay in receipt of government approvals or third party consents; and other risks described in Camber’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those projected. The forward-looking statements in this press release are made as of the date hereof. The Company takes no obligation to update or correct its own forward-looking statements, except as required by law, or those prepared by third parties that are not paid for by the Company. The Company’s SEC filings are available at http://www.sec.gov.